Exhibit 99.1
U.S. Auto Parts Network, Inc. Names Neil Watanabe, Chief Financial Officer
Carson, Calif., March 23, 2015 - U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), one of the largest online providers of automotive aftermarket parts and accessories, today announced the appointment of Neil Watanabe as Chief Financial Officer effective March 23, 2015.
Mr. Watanabe has over 30 years of finance, accounting and operational experience and has served as the Chief Financial Officer for both public and private national retail companies. Mr. Watanabe recently served as Chief Operating Officer for National Stores, a discount department store chain that operates more than 300 locations. Prior to joining National Stores, from 2006-2014, Mr. Watanabe was the Executive Vice President and Chief Financial Officer for Anna's Linens a national textiles and home goods store that operates more than 300 locations. Mr. Watanabe, a veteran financial executive has also served as the Chief Financial Officer for Shoe Pavilion, Elizabeth Arden Red Door Spas, Sears Health and Nutrition, Petsmart, Mac Frugal Bargain Closeout, Kay Bee Toys, and Motherhood Maternity. Mr. Watanabe began his career with Montgomery Ward and Filenes Basement. He is a graduate of the University of California, Los Angeles with a Bachelor of Arts and obtained certification as a Public Accountant in Illinois.
Shane Evangelist, Chief Executive Officer announced “We are very excited to appoint Neil Watanabe as our Chief Financial Officer. Neil is a veteran public company financial executive who brings a wealth of experience working with successful brands. Neil has a proven track record of helping businesses grow revenue and shareholder value.”
In connection with the appointment of Mr. Watanabe as Chief Financial Officer, Michael Yoshida, the former Interim Chief Financial Officer, will return to his prior role as Vice President and Controller of U.S. Auto Parts.
Mr. Evangelist concluded “On behalf of U.S. Auto Parts and our Board of Directors, I would like to thank Mike for his leadership and contributions to the Company while serving as Interim Chief Financial Officer. Mike will continue to be an important part of our management team serving in a valuable role.”

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company’s network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts’ flagship websites are located at www.autopartswarehouse.com ,www.jcwhitney.com , and www.AutoMD.com and the Company’s corporate website is located at www.usautoparts.net .

Forward-Looking Statements
Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty, including, but not limited to, the Company’s ability to grow revenue and shareholder value, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks and uncertainties more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended January 3, 2015. These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.